EXHIBIT 99.1

Clearfield Reports Record Fiscal Fourth Quarter and Full Year 2021 Results

  Company Achieves Record Annual Net Sales of $140.8 Million, Driven by 66% Year-over-Year Growth in Community Broadband Revenue

  Revenue for the year grew 51% to $140.8 Million. Backlog Increased 522% to $66.4 Million at Year End compared to $10.7 Million at End of Fiscal 2020

  Continued Execution on Operational Effectiveness Initiatives and Favorable Product Mix Produces 43.6% Quarterly Gross Profit Margin and Quarterly Record Gross Profit Dollars

  Fiscal 2021 Net Income Totaled $20.3 Million, or $1.47 per diluted share, an Improvement of 179% from $7.3 Million, or $0.53 per diluted share, in Fiscal 2020

  Company Increases FY22 Net Sales Guidance to $162 Million to $169 Million, Representing Growth of 15% to 20% Compared to Fiscal 2021 Net Sales

MINNEAPOLIS, Nov. 04, 2021 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ: CLFD), the specialist in fiber management and connectivity platforms for communication service providers, reported results for the fiscal fourth quarter and fiscal year ended September 30, 2021.

Fiscal Q4 2021 Financial Summary
(in millions except per share data and percentages)	Q4 2021	vs. Q4 2020	Change	Change (%)
Net Sales	$45.2	$27.3	$17.9	66%

Gross Profit ($)	$19.7	$11.2	$8.5	75%
Gross Profit (%)	43.6%	41.2%	2.5%	6%

Income from Operations	$9.4	$3.7	$5.7	155%
Income Tax Expense	$2.1	$0.8	$1.3	162%

Net Income	$7.4	$3.0	$4.4	144%
Net Income per Diluted Share	$0.53	$0.22	$0.31	141%

Fiscal 2021 Financial Summary
(in millions except per share data and percentages)	2021	vs. 2020	Change	Change (%)
Net Sales	$140.8	$93.1	$47.7	51%

Gross Profit ($)	$61.2	$37.9	$23.3	61%
Gross Profit (%)	43.5%	40.7%	2.7%	7%

Income from Operations	$25.2	$8.4	$16.9	201%
Income Tax Expense	$5.4	$1.9	$3.5	190%

Net Income	$20.3	$7.3	$13.0	179%
Net Income per Diluted Share	$1.47	$0.53	$0.94	177%

Management Commentary
“Clearfield delivered record-setting financial performance in the fourth quarter and for the full fiscal year 2021 in a market that is changing dramatically,” said Company President and CEO Cheri Beranek. “We are in the middle of a historic investment cycle. Due to our consistent focus on customer service, quality product, and our ability to nimbly respond to customers’ changing needs, Clearfield has built an advantageous position in the broadband market and continues to benefit from the rising demand for fiber.”

“Our record topline results in fiscal Q4 2021 were driven by solid contributions across our core markets, including 90% growth in our MSO (Multiple System Operators or Cable TV) revenue and 64% growth in our Community Broadband revenue. We anticipate the momentum will continue into FY 2022 Q1 in that order backlog (defined as purchase orders received but not yet fulfilled) as of September 30, 2021, increased 65% to $66.4 million from $40.3 million at June 30, 2021 and increased 522% from $10.7 million as of September 30, 2020. Moreover, this backlog is composed of nearly 200 customers, including several distributors representing additional customers, with a quarter of these customers having a backlog of $100,000 or more. The demand for our product is broad.”

“We continue to make strong progress on the three pillars of our ‘Now of Age’ plan, our multi-year strategic plan that will establish Clearfield as the platform of choice for fiber management and connectivity. Over the course of fiscal year 2021, we were able to deliver significant growth with our current facilities and are prepared to triple our footprint early next quarter following the investment in our Mexican plant. We are committed to scaling our operations to meet the expected demand of the future.”

“Furthermore, in response to changing customer needs in this market, we are evolving from being a rapid response supplier to a trusted provider focused on meeting our customers’ longer-term planning to address customers with larger scale deployments.   This change enables us to provide material that our customers need to meet their short- and long-term deployment schedules. We have always been focused on delivering stellar customer service and best-in-class, craft-friendly product. We believe that these core competencies, when combined with our agility and consistent drive for operational improvements, provide us a competitive advantage in this new market dynamic.”

“We remain very optimistic about Clearfield’s growth potential. Demand for high-speed broadband, especially fiber-led broadband, continues to be very strong. We anticipate additional funding from government programs like the Rural Digital Opportunity Fund (RDOF) and the infrastructure package being discussed in Congress will enhance current market tailwinds.   From the beginning, Clearfield’s culture was built for this kind of opportunity, and we are delivering on our value proposition to an increasingly long list of customers. With the overall market strength and current visibility we have into our backlog, we believe we can deliver projected annual net sales of $162 million to $169 million in fiscal year 2022, representing growth of 15-20% over fiscal year 2021 revenues.”

Fiscal Fourth Quarter 2021 Financial Results
Net sales for the fourth quarter of fiscal 2021 increased 66% to $45.2 million from $27.3 million in the same year-ago quarter. The increase in net sales was due to higher sales across all markets, led by the Company’s Community Broadband, MSO and International markets.

As of September 30, 2021, order backlog (defined as purchase orders received but not yet fulfilled) was $66.4 million, an increase of 65% compared to $40.3 million at June 30, 2021 and an increase of 522% from $10.7 million at September 30, 2020.

Gross profit for the fourth quarter of fiscal 2021 increased 75% to $19.7 million (or 43.6% of net sales), from $11.2 million (or 41.2% of net sales), in the fourth quarter of fiscal 2020. The increase in gross profit margin was due to a favorable product mix associated with higher net sales in the Company’s Community Broadband markets and increased production at its Mexico plants as well as manufacturing efficiencies realized with increased sales volumes.

Operating expenses for the fourth quarter of fiscal 2021 totaled $10.4 million, which compares to $7.6 million in the same year-ago quarter. The increase in operating expenses consisted primarily of higher compensation costs due to increased personnel and higher performance-based compensation as well as increased travel expenses.

Income from operations increased 155% to $9.4 million for the fourth quarter of fiscal 2021 from $3.7 million in the same year-ago quarter.

Income tax expense increased 162% to $2.1 million for the fourth quarter of fiscal 2021 from $786,000 in the same year-ago quarter due to higher taxable income.

Net income for the fourth quarter of fiscal 2021 totaled $7.4 million, or $0.53 per diluted share, compared to $3.0 million, or $0.22 per diluted share, in the same year-ago quarter.

Fiscal Year 2021 Financial Results
Net sales for fiscal 2021 increased 51% to $140.8 million from $93.1 million in fiscal 2020. The increase in net sales was primarily due to higher sales in the Company’s Community Broadband, MSO and International markets, partially offset by decreases in the Company’s National Carrier and Legacy markets.

Gross profit for fiscal 2021 was $61.2 million (or 43.5% of net sales), an increase of 61% from $37.9 million (or 40.7% of net sales) in fiscal 2020. The increase in gross profit margin for the year was due to a favorable product mix associated with higher net sales in the Company’s Community Broadband markets and cost reduction efforts across the Company’s product lines including increased production at its Mexico plants, as well as manufacturing efficiencies realized with increased sales volumes.

Operating expenses for fiscal 2021 increased 22% to $35.9 million from $29.5 million in fiscal 2020. The increase in operating expenses consisted primarily of higher compensation costs due to increased personnel and higher performance-based compensation as well as higher stock compensation expense.

Income from operations for fiscal 2021 totaled $25.2 million compared to $8.4 million in fiscal 2020.

Income tax expense for fiscal 2021 was $5.4 million, an increase from $1.9 million in fiscal 2020, driven by due to higher taxable income.

Net income for fiscal 2021 totaled $20.3 million, or $1.47 per diluted share, an improvement from $7.3 million, or $0.53 per diluted share, in fiscal 2020.

As of September 30, 2021, cash, cash equivalents and investments totaled $60.5 million, up from $52.2 million at September 30, 2020.

Conference Call
Clearfield management will hold a conference call today, November 4, 2021 at 5:00 p.m. Eastern Standard Time (4:00 p.m. Central Standard Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-844-826-3033
International dial-in: 1-412-317-5185
Conference ID: 10161010

The conference call will be webcast live and available for replay here: https://viavid.webcasts.com/starthere.jsp?ei=1503634&tp_key=eac254e0a6

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through November 18, 2021.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 10161010

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures, and distributes fiber optic management, protection, and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the related FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, anticipated shipping on backlog and future lead times, future availability of components and materials from the Company’s supply chain, the impact of the Rural Digital Opportunity Fund (RDOF) or other government programs on the demand for the Company’s products or timing of customer orders, the Company’s ability to add capacity to meet expected future demand, and trends in and growth of the FTTx markets, market segments or customer purchases and other statements that are not historical facts. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: the COVID-19 pandemic has significantly impacted worldwide economic conditions and could have a material adverse effect on our business, financial condition and operating results; we rely on single-source suppliers, which could cause delays, increase costs or prevent us from completing customer orders; fluctuations in product and labor costs which may not be able to be passed on to customers that could decrease margins; we depend on the availability of sufficient supply of certain materials, such as fiber optic cable and resins for plastics, and global disruptions in the supply chain for these materials could prevent us from meeting customer demand for our products; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we may be subject to risks associated with acquisitions; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent on key personnel; our business is dependent on interdependent management information systems; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; changes in government funding programs may cause our customers and prospective customers to delay, reduce, or accelerate purchases, leading to unpredictable and irregular purchase cycles; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; our success depends upon adequate protection of our patent and intellectual property rights; if the telecommunications market does not expand as we expect, our business may not grow as fast as we expect; we face risks associated with expanding our sales outside of the United States; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2020 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

Investor Relations Contact:
Matt Glover and Sophie Pearson
Gateway Group, Inc.
1-949-574-3860
CLFD@gatewayir.com

CLEARFIELD, INC.
STATEMENTS OF EARNINGS

(Unaudited)
Three Months Ended			Year Ended
September 30,			September 30,
	2021	2020	2021	2020

Revenues	$45,235,962	$27,317,969	$140,755,399	$93,074,514

Cost of sales	25,506,676	16,072,909	79,577,506	55,160,316

Gross profit	19,729,286	11,245,060	61,177,893	37,914,198

Operating expenses
Selling, general and administrative	10,362,218	7,565,160	35,943,752	29,530,198
Income from operations	9,367,068	3,679,900	25,234,141	8,384,000

Interest income	121,857	155,427	500,120	770,950
Income before income taxes	9,488,925	3,835,327	25,734,261	9,154,950

Income tax expense	2,062,881	785,884	5,406,881	1,861,884

Net income	$7,426,044	$3,049,443	$20,327,380	$7,293,066

Net income per share:
Basic	$0.54	$0.22	$1.48	$0.53
Diluted	$0.53	$0.22	$1.47	$0.53

Weighted average shares outstanding:
Basic	13,738,160	13,650,316	13,720,699	13,643,355
Diluted	13,859,030	13,650,316	13,784,293	13,643,355

CLEARFIELD, INC.
BALANCE SHEETS

	September 30,	September 30,
	2021	2020
Assets
Current Assets
Cash and cash equivalents	$13,216,281	$16,449,636
Short-term investments	10,373,831	10,582,527
Accounts receivable, net	19,437,879	10,496,672
Inventories, net	27,524,311	14,408,538
Other current assets	953,945	585,436
Total current assets	71,506,247	52,522,809

Property, plant and equipment, net	4,997,658	4,952,819

Other Assets
Long-term investments	36,912,777	25,143,000
Goodwill	4,708,511	4,708,511
Intangible assets, net	4,696,151	4,986,216
Right of use lease assets	2,305,413	2,539,100
Deferred tax asset	365,467	178,118
Other	418,976	266,857
Total other assets	49,407,295	37,821,802
Total Assets	$125,911,200	$95,297,430

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of lease liability	$914,565	$665,584
Accounts payable	9,214,782	3,689,587
Accrued compensation	8,729,293	4,856,885
Accrued expenses	1,612,833	1,202,753
Total current liabilities	20,471,473	10,414,809

Other Liabilities
Long-term portion of lease liability	1,615,369	2,129,343
Total Liabilities	22,086,842	12,544,152

Shareholders’ Equity
Common stock	137,322	136,500
Additional paid-in capital	58,245,783	57,502,905
Retained earnings	45,441,253	25,113,873
Total Shareholders’ Equity	103,824,358	82,753,278
Total Liabilities and Shareholders’ Equity	$125,911,200	$95,297,430

CLEARFIELD, INC.
STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	September 30,	September 30,
	2021	2020
Cash flows from operating activities
Net income	$20,327,380	$7,293,066
Adjustments to reconcile net income to cash provided
by (used in) operating activities:
Depreciation and amortization	2,301,803	2,421,754
Change in allowance for doubtful accounts	209,612	-
Amortization of discount on investments	(7,326)	(64,327)
Deferred income taxes	(187,349)	(279,808)
Loss on disposal of assets	-	5,785
Stock-based compensation expense	1,280,135	773,555
Changes in operating assets and liabilities
Accounts receivable	(9,150,819)	(1,378,033)
Inventories, net	(13,115,773)	(5,395,558)
Other assets	(531,201)	127,773
Accounts payable and accrued expenses	9,776,377	3,151,566
Net cash provided by operating activities	10,902,839	6,655,774

Cash flows from investing activities:
Purchases of property, plant and equipment and
intangible assets	(2,046,004)	(1,806,198)
Purchase of investments	(24,808,755)	(34,056,930)
Proceeds from maturities of investments	13,255,000	35,822,000
Net cash used in investing activities	(13,599,759)	(41,128)

Cash flows from financing activities
Proceeds from issuance of common stock under	383,697	348,776
employee stock purchase plan
Tax withholding and proceeds related to exercise of stock options	(458,017)	9,564
Tax withholding related to vesting of restricted stock grants	(462,115)	(176,416)
Repurchase of common stock	-	(428,654)
Net cash used in financing activities	(536,435)	(246,730)
Increase (Decrease) in cash and cash equivalents	(3,233,355)	6,367,916
Cash and cash equivalents, beginning of period	16,449,636	10,081,721
Cash and cash equivalents, end of period	$13,216,281	$16,449,637

Supplemental disclosures for cash flow information
Cash paid during the year for income taxes	$5,504,985	$1,442,079

Non-cash financing activities
Cashless exercise of stock options	$1,271,472	$97,811